CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2006, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of Royce Small-Cap Portfolio and Royce Micro-Cap Portfolio, comprising Royce Capital Fund. We also consent to the references to us under the headings “Financial Highlights Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Baltimore, Maryland
April 24, 2006